                                                                    EXHIBIT 99.1




     FOR:                                                   MEDIA CONTACT:
     John Ingleman                                          Todd Bradley
     Chief Financial Officer                                Investor Relations
     320-587-3797                                           320-587-1605

                           HUTCHINSON TECHNOLOGY REPORTS
                               SECOND QUARTER RESULTS

HUTCHINSON, Minn., April 21, 1998-Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported a net loss of $14,425,000, or $.73 per diluted share, on net sales of $95,128,000 for its fiscal second quarter ended March 29, 1998. In its fiscal 1997 second quarter, the company reported net income of $16,683,000, or $.91 per diluted share, on net sales of $124,259,000.

     For the six months ended March 29, 1998, Hutchinson Technology reported a net loss of $25,899,000, or $1.32 per diluted share, on net sales of $184,110,000 compared to net income of $27,800,000, or $1.57 per diluted share, on net sales of $231,165,000 in the first six months of the prior fiscal year.

     Wayne M. Fortun, Hutchinson Technology's president and chief executive officer, said the company shipped 127 million suspension assemblies during the fiscal 1998 second quarter, compared to 201 million in the fiscal 1997 second quarter. He attributed the decline in shipments to weaker demand for conventional suspensions as a result of inventory reduction among the major disk drive makers. The company shipped approximately 113 million conventional suspensions during the fiscal 1998 second quarter compared to 200 million in the comparable fiscal 1997 period.

     "Demand for conventional suspension assemblies began to recover in the last weeks of the quarter," said Fortun. "However, our shipments of conventional suspensions will continue to trail prior year levels as customer demand shifts toward TSA suspensions."


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

2 -- Hutchinson Technology Reports Second Quarter Results


     Fortun said stronger demand and continuing cost management efforts should result in an improvement in the company's financial performance in the third quarter. He added, however, that TSA production inefficiencies continue to adversely affect results. "As a result, we expect to report a net loss for the third quarter," said Fortun.


TSA ACCEPTANCE AND SHIPMENTS INCREASE, COMPONENTS SOLD TO OTHER SUSPENSION MANUFACTURERS

     Hutchinson Technology shipped approximately 14 million TSA suspensions during the fiscal 1998 second quarter, up from 7 million in the fiscal 1998 first quarter and 800,000 in the fiscal 1997 second quarter. TSA suspensions are suspension assemblies incorporating integrated electrical leads. "Our TSA suspensions are now in use on seven disk drives currently in production and accounted for 33 percent of second quarter net sales and 11 percent of second quarter unit shipments, up from 17 percent of net sales and 5 percent of unit shipments in the fiscal 1998 first quarter. We expect this industry adoption of TSA suspensions to continue and that TSA suspensions will account for half or more of our fiscal 1999 unit shipments," said Fortun.

     During the fiscal 1998 second quarter, the company began shipping TSA component-level parts to other suspension assembly manufacturers. "By offering TSA components to other suspension manufacturers, we are encouraging industry-wide adoption of the TSA platform," said Fortun.

     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Further information about the company is available on the World Wide Web at WWW.HTCH.COM.

     This announcement contains forward-looking statements regarding demand for and shipments of the company's products, the company's manufacturing capacity and the results of operations of the company. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of fluctuating order rates and product mix, slower or faster customer acceptance of its new products, difficulties in producing its TSA suspensions, difficulties in financing and

3 -- Hutchinson Technology Reports Second Quarter Results


expanding capacity, changes in manufacturing efficiencies and the other factors described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to the company's Registration Statement on Form S-3, filed on April 15, 1998.


                         Hutchinson Technology Incorporated
                                 (Nasdaq/NMS: HTCH)

                                                   Second Quarter Ended

                                             March 29, 1998     March 30, 1997
                                             --------------     --------------
 Net sales                                    $  95,128,000      $ 124,259,000
 Gross profit (loss)                          $  (2,697,000)     $  38,680,000
 Income (loss) from operations                $ (19,639,000)     $  21,885,000
 Net income (loss)                            $ (14,425,000)     $  16,683,000

 Net income (loss) per common share           $        (.73)     $         .95
 Net income (loss) per common share --
      assuming dilution                       $        (.73)     $         .91
 Weighted average common and common
      equivalent shares outstanding:
 Common shares                                   19,673,000         17,610,000
 Common shares -- assuming dilution              19,673,000         18,415,000

                                                     Six Months Ended

                                             March 29, 1998     March 30, 1997
                                             --------------     --------------
 Net sales                                    $ 184,110,000      $ 231,165,000
 Gross profit (loss)                          $  (3,193,000)     $  69,792,000
 Income (loss) from operations                $ (35,565,000)     $  36,340,000
 Net income (loss)                            $ (25,899,000)     $  27,800,000

 Net income (loss) per common share           $       (1.32)     $        1.64
 Net income (loss) per common share --
      assuming dilution                       $       (1.32)     $        1.57
 Weighted average common and common
      equivalent shares outstanding:
 Common shares                                   19,651,000         16,985,000
 Common shares -- assuming dilution              19,651,000         17,651,000

                                           At March 29, 1998  At Sept. 28, 1997
                                           -----------------  -----------------
 Total assets                                 $ 602,875,000      $ 429,839,000
 Cash and cash equivalents                    $ 160,549,000      $  98,340,000
 Total shareholders' investment               $ 258,060,000      $ 282,958,000


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